Exhibit 21.1

Universal Hospital Services, Inc.
Subsidiaries as of December 31, 2016

Name of Company	Jurisdiction	Segment
UHS Surgical Services, Inc.	Delaware	Surgical Services
Radiographic Equipment Services, Inc.	California	Clinical Engineering Solutions